EXECUTION COPY




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                             STOCK PURCHASE AGREEMENT

               THIS STOCK PURCHASE AGREEMENT (this 'Agreement) is made and entered into as of May 20, 2003, by and among GlobalNet Systems, Inc., a Florida corporation ("Acquiror"), GlobalNet, Inc., a Nevada corporation (the 'Company'), and The Titan Corporation, a Delaware corporation ("Titan"), the sole stockholder of the Company. Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                         RECITALS

               WHEREAS, Acquiror desires to acquire the Company;

               WHEREAS, Titan owns all of the issued and outstanding shares of Common Stock, no par value, of the Company (`Company Common Stock");

               WHEREAS, As of April 26, 2003, the Company has issued and sold to Titan a promissory note in the amount of approximately $15.8 million, net of intercompany obligations due by Titan to the Company (the 'Company Indebtedness");

               WHEREAS, Titan desires to sell and Acquiror desires to purchase all of the issued and outstanding shares of Company Common Stock in consideration of the release of certain guarantees provided by Titan to the Company, all on the terms and conditions hereinafter set forth; and

               WHEREAS, in further consideration of such sale and release, Titan desires to sell to Growth Enterprise Fund, S.A., a Panamanian corporation ('GEF"), the sole stockholder of Acquiror, the Company Indebtedness.

               NOW, THEREFORE, in consideration for the mutual premises and the representations, warranties, covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1. SALE AND PURCHASE OF STOCK

1.1 Sale and Purchase of Stock.

               On the basis of the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions of this Agreement, Titan agrees (a) to sell to Acquiror and Acquiror agrees to purchase from Titan at the Closing, all of the issued and outstanding Company Common Stock, and any and all options, warrants, and other rights Titan may possess to acquire any capital stock of the Company, whether conferred by contract, by statute, or by the Articles of Incorporation or By-Laws of the Company, free and clear of all Encumbrances and (b) to assign the Company Indebtedness to Acquiror.

         1.2 Release of Guarantees.

               For and in consideration of the conveyances described herein, Acquiror agrees to cause Titan to be released (the 'Release") from the outstanding guarantees and/or surety obligations set forth in Exhibit B attached hereto (the `Titan Guarantees"), to the extent of the amount listed next to such Titan Guarantee on Exhibit B at the Initial Closing, if applicable, or the Closing. Titan shall not materially increase the amount of the Titan Guarantees set forth in Exhibit B without the written consent of Acquiror.


        1.3 Transfer and Contribution of Company Indebtedness.


               At the Initial Closing, if applicable, or the Closing, Titan shall sell, transfer, assign and convey the Company Indebtedness to GEF, the sole stockholder of Acquiror, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit F.


        1.4 Delivery of Release and Transaction Expenses.

               The Release shall be delivered by Acquiror at the Initial Closing, if applicable, or the Closing, to Titan in accordance with the terms of
Section 1.5. The reimbursement of Titan's Transaction Expenses provided for in
Section 9.3 shall be delivered by Acquiror at the Closing to Titan by wire transfer of immediately available funds to an account which shall be identified by Titan at least two (2) business days prior to the Closing Date. In the event that there shall occur the Initial Closing, the reimbursement of Nine Hundred Thousand Dollars ($900,000) of Titan's Transaction Expenses provided for in
Section 9.3 shall be delivered by Acquiror at the Initial Closing and the remainder of such Transaction Expenses shall be delivered by Acquiror at the Closing to Titan by wire transfer of immediately available funds to an account which shall be identified by Titan at least two (2) business days prior to the Initial Closing Date or the Closing Date, as applicable.


        1.5 Terms of the Release.

               The Release may, at the option of Acquiror, be provided in the form of any of the following, or any combination thereof: (a) an irrevocable release executed directly by the applicable creditor or supplier of the Company (the `Company Creditor"), in form and content reasonably acceptable to Titan;
(b) the satisfaction in full of the obligations underlying the Titan Guarantees, with evidence of such satisfaction being provided to Titan in form and content reasonably acceptable to Titan; or (c) a stand-by irrevocable letter of credit or bond established by Acquiror to secure the satisfaction in full of the obligations underlying the Titan Guarantees in form and content, and made by a bank or surety, reasonably acceptable to Titan, together with a payment agreement in form and content reasonably acceptable to Titan between Acquiror and Titan which will govern Acquirer's obligations to satisfy all claims under any Titan Guarantee or the ability of Titan to draw on such letter of credit, provided, however, that the amounts of all such letters of credit and bonds shall not be required to exceed Eleven Million Dollars ($11,000,000) in the aggregate.
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Acquiror shall be responsible for all costs and expenses of obtaining the
Release, including, without limitation, any legal costs or fees of Acquiror associated with negotiating with the Company Creditor or payment of the obligations underlying the Titan Guarantees or any costs or expenses to obtain the stand-by letter of credit and bonds. Acquiror shall be permitted to negotiate directly with the applicable Company Creditor to obtain the Release of the applicable Titan Guarantee; provided, furtherr however in the event Acquiror issues a letter of credit pursuant to (c) above, Acquiror (x) shall not permit the amount of the Titan Guarantee to exceed the amount of such letter of credit at any time, (y) shall not, and shall not permit the Company, to amend, modify, otherwise alter the Titan Guarantee in any way or otherwise enter into a new agreement with the other party (or any affiliate thereof) of the Titan Guarantee, and (z) shall use its best efforts to satisfy the obligations of the Titan Guarantee and terminate such Titan Guarantee. For the avoidance of doubt, in the event Acquiror obtains a letter of credit to satisfy Titan's obligations under the Titan Guarantee of the MCI contract identified on Exhibit B. Acquiror shall not permit the obligations of the Company to exceed the amount of such letter of credit at any time and shall not be permitted to enter into a new contract with MCI until such contract is satisfied in full and the agreement is terminated. The parties agree that Acquiror shall use its commercially reasonable efforts to obtain an irrevocable release of the Titan Guarantee to MCI.



        1.6 Net Cash Deficit.

               At least five (5) business days prior to the Closing Date, Titan shall deliver, or caused to be delivered, to Acquiror a good faith estimate of the cash deficit of the Company for the month ended June 30, 2003 (the `Net Cash Deficit), with reasonable supporting documentation. Acquiror shall pay to Titan an amount of the Net Cash Deficit up to Two Hundred Thousand Dollars ($200,000) at the Closing.


SECTION 2. ADDITIONAL UNDERTAKINGS AND COVENANTS 2.1 Access and Investigation.

               During the period from the date of this Agreement through the Initial Closing, if applicable, or the Closing Date, unless this Agreement shall be terminated in accordance with Section 9.1 (the 'Pre-Closing Period"), subject to applicable antitrust laws and regulations relating to the exchange of information, each of Titan and the Acquired Companies shall cause each of their respective Representatives to: (a) provide Acquiror and its Representatives with reasonable access during normal business hours to its personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Acquiror and its Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, in each case, as the Acquiror may reasonably request. Each party will use and hold any such information which is not public in confidence in accordance with that certain


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Proprietary Information Agreement regarding confidential information, dated
March 19, 2003, by and among an affiliate of Acquiror and Titan Wireless, Inc., a subsidiary of Titan, attached hereto as Exhibit C (the `Proprietary Information Agreement').


        2.2 Public Announcement.

               Acquiror, Company and Titan shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirements or any listing agreement with, or the rules of a national securities exchange or any U.S. inter-dealer quotation system of a registered national securities association.


        2.3 Section 338(h)(10) Election.

               At Titan's option, Company and Acquiror will join with Titan in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a `Section 338(h)(10) Election') with respect to the purchase and sale of Company Common Stock hereunder. Titan and Acquiror agree to allocate the purchase price under this Agreement and the respective liabilities of the Company among the respective assets of the Company in accordance with Code Section 338 and the Treasury Regulations thereunder (and any comparable provisions of state and local law, as appropriate) (the `Allocation"). Titan and Acquiror shall jointly determine the Allocation and prepare a completed set of IRS Forms 8023 and 8883 (and any comparable forms required to be filed under state Tax law) and any additional data or materials required to be attached to Forms 8023 and 8883 pursuant to the Treasury Regulations promulgated under Section 338 of the Code. Titan and Acquiror shall execute IRS Forms 8023 and 8883 (and any comparable forms required to be filed under state Tax law) at the Closing. Each of Titan and Acquiror shall use its commercially reasonable efforts prior to and following the Closing to cause the purchase and sale of the Company Common Stock hereunder to meet requirements of Section 338(h)(10) of the Code and shall take no action inconsistent with the Section 338(h)(10) Election. Acquiror shall take no action during the Pre-Closing Period or after Closing which would invalidate the Section 338(h)(10) Election.


       2.4 Exclusivity.

               During the Pre-Closing Period, Acquiror acknowledges that Titan and the Acquired Companies, and their respective officers, directors, employees, or advisors retained by Titan or the Acquired Companies shall be permitted to solicit, directly or indirectly, any inquiries or proposals for the acquisition of any of the capital stock, assets or business of the Company from, or furnish information relating to the foregoing to, or engage in negotiations or discussions relating to the foregoing with, or accept any proposal relating to the foregoing from, any corporation, partnership, person or other entity or group. The parties acknowledge Titan and Acquired Companies may enter into any such acquisition and terminate this Agreement pursuant to Section 9.1(0, without any liability whatsoever to Acquiror, GEF or any of

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their respective affiliates. For the avoidance of doubt, the parties acknowledge that Section 4 (Exclusive Dealing) of the letter agreement between Growth Enterprise Fund, S.A. to Titan dated April 4, 2003 is automatically terminated upon the execution of this Agreement pursuant to such letter agreement's terms, and Titan shall be specifically authorized to negotiate with other parties regarding the sale of the Company to other parties.

 SECTION 3. REPRESENTATIONS AND WARRANTIES OF COMPANY

               Except as specifically set forth in the Company Disclosure Schedule delivered by the Company to Acquiror prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule') and referenced in the Company Disclosure Schedule, the Company hereby represents and warrants to Acquiror that the following statements of the Company are true and correct as of the date of this Agreement:


        3.1 Due Organization; Subsidiaries.

               Each of the Acquired Companies (as defmed below) is an entity duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the Acquired Companies has all necessary power and authority to (a) conduct its business in the manner in which its business is currently being conducted; and
(b) to own and use its assets in the manner in which its assets are currently owned and used. Each of the Acquired Companies is qualified to do business as a foreign corporation or limited liability company, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its of business or the ownership by it of property therein requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Acquired Companies (taken as a whole). The Company has made available to Acquiror accurate and complete copies of the certificate or articles of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto (collectively, the "Company Organization Documents'). The Company has no Subsidiaries, except for the corporations identified in Schedule 3.1 of the Company Disclosure Schedule. (The Company and each of its Subsidiaries identified in Schedule 3.1 of the Company Disclosure Schedule are collectively referred to herein as the "Acquired Companies"). None of the Acquired Companies has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than (i) the Company's interest in its Subsidiaries identified in Schedule 3.1 of the Company Disclosure Schedule, or (ii) any interest in any publicly traded company held solely for investment and comprising less than five percent of the outstanding capital stock of such company.


        3.2 Authority; Binding Nature of Agreement.

               The Company has all requisite corporate power and authority to enter into this Agreement. Assuming the due authorization, execution and delivery by the other signatories hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its


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terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.


        3.3 Capitalization.

            (a) The authorized capital stock of the Company consists of 25,000 shares of Company Common Stock. As of the date hereof, 100 shares of Company Common Stock have been issued and are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company. There is no Contract to which the Company is a party and, to the Company's knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

            (b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or any membership interest, as applicable, or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or any membership interest, as applicable, or other securities of any of the Acquired Companies; (ii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a `poison pill") or Contract under which any of the Acquired Companies are or may become obligated to sell or otherwise issue any shares of its capital stock or any membership interest, as applicable, or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or any membership interest, as applicable, or other securities of any of the Acquired Companies (items (i) through (iv) above, collectively, "Company Stock Rights').

            (c) All outstanding shares of Company Common Stock and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.
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        3.4 Financial Statements.

               The Company has delivered to Acquiror. (i) audited consolidated balance sheet of the Acquired Companies as of December 31, 2001, and the related audited consolidated statement of operations, changes in stockholder's equity, and cash flows for the year then ended, together with a report thereon by KPMG, LLP, the Company's independent public accountants; (ii) unaudited balance sheet of the Acquired Companies as of December 31, 2002, and the related unaudited consolidated statement of operations, changes in stockholder's equity, and cash flows for the year then ended ("Company Unaudited 2002 Financial Statements'); and (ii) an unaudited consolidated balance sheet of the Acquired Companies as of April 26, 2003 (the "Company Balance Sheet") and the related unaudited consolidated statement of operations, cash flows and stockholders' equity for the four (4) months then ended. The audited and unaudited financial statements described in this Section 3.4 (the "Company Financial Statements"): (i) were prepared in accordance with United States generally accepted accounting principles ('GAAP') applied in the disclosure schedule on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or subject, in the case of unaudited statements, to the absence of footnotes), and (ii) fairly presented (subject, in the case of the unaudited interim financial statements, to the absence of notes to such financial statements) in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.


        3.5 Absence of Changes.

               Except for the Subsidiary Conversion or as otherwise contemplated by this Agreement with respect to the Pre-Closing Period, since the dated of the Company Balance Sheet to the date hereof:

               (a) each of the Acquired Companies has operated its respective business in the ordinary course and consistent with past practices;

               (b) none of the Acquired Companies has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iii) made any material Tax election; (iv) commenced or settled any Legal Proceeding; or (v) entered into or consummated any transactions with any affiliate which is not a wholly-owned subsidiary;

               (c) none of the Acquired Companies has (i) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business and consistent with past practice; (ii) mortgaged, pledged or subjected to any lien any of their respective property, business or assets, except for purchase money or similar security interests granted in connection with liabilities arising under any credit or loan agreement between Titan and the Acquired Companies and their lenders and; the purchase of equipment or supplies in the

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ordinary course of business in an amount not exceeding $100,000 in the aggregate; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); or (iv) canceled or compromised any debt or claim other than accounts payable in the ordinary course of business consistent with past practice;

               (d) none of the Acquired Companies has become liable in respect of any guarantee or has incurred or otherwise become liable in respect of any indebtedness for borrowed money in excess of $100,000, individually or in the aggregate other than Company Indebtedness;

               (e) none of the Acquired Companies has (i) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Benefit Plans (as described in Section 3.111; (ii) established or adopted any Company Benefit Plan; (iii) caused or permitted any Company Benefit Plan to be amended in any material respect, except as otherwise required by law or as a condition of receiving a favorable letter from the Internal Revenue Service; or (iv) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, consultants or agents other than amendments to employment agreements of senior executives previously disclosed to Acquiror,

               (f) there has been no work slowdown, stoppage or strike involving the Acquired Companies or any material change in any of their respective personnel or the terms and conditions of the employment of such personnel;

               (g) none of the Acquired Companies has made any change in (i) their respective methods of accounting or accounting practices, except as required by GAAP, or (ii) their respective pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with past practice and other than the extension of the MCI payables;

               (h) none of the Acquired Companies has terminated or closed any material facility, business or operation;

               (i) none of the Acquired Companies has made any material loan, advance or capital contributions to, or any other investment in, any Person;

               6) none of the Acquired Companies has written up or written down any of its respective material assets;

               (k) there has been no uninsured loss, destruction or damage to any material item of property of the Acquired Companies, which has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Companies (taken as a whole); and

               (1) none of the Acquired Companies has entered into any contractual obligation to do any of the things referred to in this Section 3.5.


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\ \ \ MC - 69077/0067 - 2c )W 30 P2
                        -----

        3.6 Proprietary Assets.

               To the Company's knowledge: (a) the operation of the business of each Acquired Company as currently conducted does not infringe upon any patent, copyright, or trade secret right of any other Person in any material respect, and no Acquired Company has received any written claim from any Person to such effect, (b) each Acquired Company owns, is licensed or otherwise has the right to use all the Proprietary Assets material to the conduct of such Acquired Company's bum as currently conducted, and (c) no other Person is infringing on the Proprietary Assets owned by the Acquired Companies that are material to the conduct of the Acquired Companies' business as currently conducted.

        3.7 Contracts.

               (a) For purposes of this Agreement, each of the following shall be deemed to constitute a 'Company Material Contract':

                      (i) any Acquired Company Contract relating to the employment of any employee, and any Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of Mary) in excess of $100,000, to any current or former employee or director,

                      (ii) any Acquired Company Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Acquired Company Contract pursuant to which (A) any material Proprietary Asset is licensed to the Acquired Companies under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the Acquired Companies to any Person on a non-exclusive basis);

                      (iii) any Acquired Company Contract which provides for indemnification of any officer, director or employee;

                      (iv) any Acquired Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                      (v) any Acquired Company Contract that involves the payment or expenditure of $100,000 or more in any 12-month period or more than $200,000 in the aggregate that may not be terminated by the applicable Acquired Company (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable Acquired Company;

                      (vi) any Acquired Company Contract contemplating or involving (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate;

                      (vii) any Acquired Company Contract imposing any restriction on the right or ability of any Acquired Company to (A) compete with any other Person,

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               (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

                      (viii) any other Acquired Company Contract, if a breach of such Acquired Company Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Companies (taken as a whole).

               (b) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company, and to the Company's knowledge, the other parties thereto.

               (c) None of the Acquired Companies has violated or breached, or committed any material default under, any Company Material Contract. To the Company's knowledge, no other Person has violated or breached, or committed any material default under, any Company Material Contract.

               (d) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected: (II) to the Company's knowledge, result in a material violation or breach of any provision of any Company Material Contract by any of the Acquired Companies; (ii) to the Company's knowledge, give any Person the right to declare a material default or exercise any material remedy under any Company Material Contract; (iii) to the Company's knowledge, give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) to the Company's knowledge, give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) to the Company's knowledge, give any Person the right to cancel or terminate, or modify in any material respect, any Company Material Contract.

               (e) None of the Acquired Companies is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any of the Acquired Companies other than guarantees which will be released at the Initial Closing.

               (f) Schedule 3.7 of the Company Disclosure Schedule provides a list of all Company Material Contracts (including all amendments thereto). The Company has provided or made available to Acquiror a copy of each Company Material Contract (including all amendments thereto) listed in Schedule 3.7 of the Company Disclosure Schedule.

               (g) To the Company's knowledge, there has been no dispute, controversy or arrangement with any vendor, except as set forth in Schedule 3.7(g) of the Company Disclosure Schedule.

        3.8 Liabilities.

               None of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be

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reflected in financial statements prepared in accordance with GAAP and whether due or to become due), except for. (a) liabilities that are reflected in the `liabilities" column of the Company Financial Statements, (b) liabilities that have been incurred by the Acquired Companies since April 26, 2003 in the ordinary course of business and consistent with past practices, and (c) liabilities that have been incurred in connection with the Subsidiary Conversion, except where any such liabilities would not have a Material Adverse Effect on the Acquired Companies.


       3.9 Compliance with Legal Requirements.

              Each of the Acquired Companies is in compliance in all material respects with all applicable Legal Requirements. None of the Acquired Companies has received any written notice or, to the Company's knowledge, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.


       3.10 Tax Matters.

               (a) The Acquired Companies have paid or reserved for all material Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

               (b) Each of the Acquired Companies has filed on a timely basis all material Tax Returns that it was required to file except for Tax Returns for the year which includes the Closing Date. All such Tax Returns were accurate and complete in all material respects. No claim that has not been resolved has ever been made by an authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the Acquired Companies has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax (other than with respect to Taxes not yet due and payable).

              (c) The Acquired Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party except for such withholding or payments to be made at or after Closing.

              (d) None of the Acquired Companies is aware of any facts or circumstances which could give rise to a reasonable expectation that any Governmental Body may assess any additional material Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for material Taxes of the Acquired Companies either (a) claimed or raised by any Governmental Body in writing or (b) as to which such Acquired Company has knowledge based upon personal contact with any agent of such authority. None of the Acquired Companies is a party to any Tax allocation or sharing agreement. Schedule


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3. 10(d) to the Disclosure Schedule sets forth a complete and accurate list of
Tax Returns filed by or on behalf of the Acquired Companies with any Governmental Body with respect to the taxable periods of the Acquired Companies ended on or after December 31, 1997 (the 'Company Tax Returns"); indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.


        3.11 Benefit Plans.

               (a) Schedule 3.11 (a) of the Company Disclosure Schedule rests all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) any other material employee benefit plan, program, or arrangement, and any material employment agreements of the Company (all such plans, programs, arrangements or agreements as described in this Section 3.11 shall be collectively referred to as the `Company Benefit Play '). The Company has made available to Acquiror true and complete copies of each Company Benefit Plan and all related trust agreements, insurance and other contracts, summary plan descriptions, the most recent annual report on Form 5500 Red with respect to each Company Benefit Plan required to make such a filing, and the most recent favorable determination letters issued for each Company Benefit Plan and related trust which is intended to be qualified under Section 401(a) of the Code.

               (b) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise), and none of the Company Benefit Plans is a "Multiemployer Plan' (as defined in Section 3(37) of ERISA or a `Multiple Employer Welfare Arrangement' (as defined in
Section 3(40) of ERSA); to the knowledge of the Company, all Company Benefit Plans have been established and maintained in accordance with their terms and have been operated in compliance in all respects with all applicable requirements of ERISA and the Code, except where failure to comply would not have material adverse effect on the financial condition of the Company, and all contributions required to be made or reserved, as appropriate, with respect to any Company Benefit Plan pursuant to the terms of the Company Benefit Plan have been made or reserved on or before their due dates (including any extensions thereof).

               (c) No Company Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA.

               (d) No Company Benefit Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code).

               (e) To the knowledge of Company, there are no actions, suits, or hearings, or investigations controversies pending or threatened with respect to any Company Benefit Plan, except where such action, suit, hearing, or investigation would not have a material adverse effect on the financial condition of the Company.

               (f) No Company Benefit Plan is a Voluntary Employees' Beneficiary Association ("VEBA") within the meaning of Section 501(c)(9) of the Code.

        3.12 Environmental Matters.

               (a) To the knowledge of the Company, each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies (taken as a whole). None of the Acquired Companies has received any notice or other written communication from a Governmental Body that alleges that any of the Acquired Companies is not in compliance with any Environmental Law, and, to the Company's knowledge, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Companies with any Environmental Law in the future. To the Company's knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, that alleges that such current or prior owner or any of the Acquired Companies is not in compliance with any Environmental Law.

               (b) For purposes of this Section 3.12:

                      (i) 'Environmental Lad shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now or from time to time in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Atomic Energy Act, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and the Occupational Safety and Health Act, as amended; and

                      (ii) 'Hazardous Materials' shall mean (A) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (B) any substance defined as or included in the definition of "hazardous substance,' `hazardous waste,* "hazardous material,' "extremely hazardous waste," "restricted hazardous waste,' "waste,' `special waste,' 'toxic substance,' `toxic pollutant,* "contaminant' or "pollutant," or words of similar import, under any applicable Environmental Law (as defined above); (C) infectious materials and other regulated medical wastes; (D) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental agency; and (E) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law.

        3.13 Legal Proceedings; Orders.

               There is no pending Legal Proceeding and, to the Company's knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies; and there is no Order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject, except for any of the foregoing that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies (taken as a whole).

        3.14 Non-Contravention; Consents.

               (a) Neither the execution, delivery or performance by the Company of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time)
(1) conflict with or violate any of the provisions of the Company's articles of incorporation or bylaws or any resolution adopted by the stockholders or the board of directors; (ii) conflict with or violate any Legal Requirement or any Order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject; or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract or agreement to which the Company or any Acquired Company is bound; except in the case of clause (i), (ii) and (iii) where any such conflict, violation or breach would not have a Material Adverse Effect on the Acquired Companies (taken as a whole).

               (b) None of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Governmental Body in connection with (i) the execution, delivery or performance of this Agreement, or (ii) the consummation of any of the transactions contemplated by this Agreement except in the case of clauses (i) and (ii), where the failure to obtain any Consent would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies (taken as a whole).


        3.15 Financial Advisor.

               Other than Gerard Klauer Mattison no broker, finder or investment banker claiming through the Company or Titan is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Company.


SECTION 4. REPRESENTATIONS AND WARRANTIES OF TITAN

               Except as specifically set forth in the Titan Disclosure Schedule delivered by Titan to Acquiror prior to the execution and delivery of this Agreement (the `Titan Disclosure Schedule") and referenced in the Titan Disclosure Schedule, Titan hereby represents and warrants to Acquiror as follows:

         4.1 Title to Common Stock.

                Titan is the lawful owner of all of the issued and outstanding shares of Company Common Stock. On the Closing Date Titan will have, good, valid and marketable title, free and clear of all Encumbrances, to the Company Common Stock, with full right and lawful authority to sell and transfer the shares to Acquirer pursuant to this Agreement.


         4.2 Authority; Binding Nature of Agreement.

               Titan has requisite corporate power and authority to enter into and to perform its obligations under this Agreement. Assuming the due authorization, execution and delivery by the other signatories hereto, this Agreement constitutes the legal, valid and binding obligation of Titan, enforceable against Titan in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.


         4.3 Non-Contravention; Consents.

               (a) Neither the execution, delivery or performance by Titan of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time) (I) conflict with or violate any of the provisions of Titan's certificate of incorporation or bylaws or any resolution adopted by the stockholders or the board of directors; (ii) conflict with or violate any Legal Requirement or any Order, writ, injunction, judgment or decree to which Titan is subject; or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract or agreement to which Titan is bound; except in the case of clause (i), (ii) and (iii) where any such conflict, violation or breach would not have a Material Adverse Effect on the Acquired Companies (taken as a whole).

               (b) Except as may be required by the HSR Act and applicable competition laws of any foreign country, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Governmental Body in connection with (i) the execution, delivery or performance of this Agreement, or (ii) the consummation of any of the transactions contemplated by this Agreement except in the case of clauses
 (i) and (ii), where the failure to obtain any Consent would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies (taken as a whole).



 SECTION 5. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

               Except as disclosed in the Acquiror Disclosure Schedule delivered by Acquiror to the Company and Titan prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule") and referenced in the Acquiror Disclosure Schedule, Acquiror represents and warrants to the Company and Titan as follows:

        5.1 Due Organization; Subsidiaries.

               Acquiror is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Florida. Acquiror has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Acquiror is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Acquiror's ability to consummate the transactions contemplated hereby.


        5.2 Authority; Binding Nature of Agreement.

               Acquiror has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. Assuming the due authorization, execution and delivery by the other signatories hereto, this Agreement constitutes the legal, valid and binding obligation of each of Acquiror, enforceable against Acquiror in accordance with its terms, subject to
(a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies


        5.3 Non-Contravention; Consents.

               (a) Neither the execution, delivery or performance by the Acquiror of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time) conflict with or violate any of the provisions of the Acquiror's organization documents or any resolution adopted by the stockholders or the Board of Directors; (ii) conflict with or violate any Legal Requirement or any Order, writ, injunction, judgment or decree to which the Acquiror, or any of the material assets owned or used by the Acquirer, is subject; or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract or agreement to which Acquiror is bound; except in the case of clause (i), (ii) and (iii) where any such conflict, violation or breach would not have a Material Adverse Effect on Acquiror's ability to consummate the transactions contemplated hereby.

               (b) Acquiror was not, is not or will not be required to make any filing with or give any notice to, or obtain any Consent from, any Governmental Body in connection with (i) the execution, delivery or performance of this Agreement, or (ii) the consummation of any of the transactions contemplated by this Agreement except in the case of clauses (i) and (ii), where the failure to obtain any Consent would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror's ability to consummate the transactions contemplated hereby.


        5.4 Compliance with Legal Requirements.

               Acquiror is in compliance in all material respects with all applicable Legal Requirements necessary in order to conduct the business and operations of the

Company as presently conducted and to own, use and maintain its assets. Acquiror has not received any written notice or, to Acquiror's knowledge, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.


        5.5 Governmental Authorizations.

               Acquiror holds all Governmental Authorizations necessary to enable them to conduct the business of the Company in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Acquiror is, and at all times has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Acquiror has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (bj any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization (except where any such violation, failure, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect on Acquiror's ability to consummate the transactions contemplated hereby).


        5.6 No Outside Reliance.

               Acquiror has not relied or is relying on any statement, representation or warranty not made in this Agreement, any schedule hereto or any certificate to be delivered to Acquiror at the Initial Closing or the Closing, as applicable, pursuant to this Agreement. Acquiror is not relying on any projections or other predictions contained or referred to in the schedules or other materials that have been or may hereafter be provided to Acquiror or any of its affiliates, agents or representatives, and Company and Titan make no representations or warranties with respect to any such projections or other predictions.


        5.7 Interpretation of Certain Provisions.

               Acquiror has not relied or is not relying on the specification of any dollar amount in any representation or warranty made in this Agreement or any schedule hereto to indicate that such amounts, or higher or lower amounts, are or are not material, and agrees not to assert in any dispute or controversy between the parties hereto that specification of such amount indicates or is evidence as to whether or not any obligation, item or matter is not material for purposes of this Agreement and the transactions contemplated hereby.


       5.8 Availability of Funds.

              As of the Initial Closing or the Closing, as applicable, Acquiror shall have sufficient funds available to enable Acquiror to consummate the transactions contemplated hereby.

       5.9 Financial Advisor.

              Other than Vaupen Financial Advisors, LLC, no broker, finder " investment banker claiming through Acquiror is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.


       5.10 Tax Matters.

              Acquiror is a `purchasing corporation' within the meaning of
Section 338(h)(10) of the Code and Acquiror has no plan or intention to liquidate, merge Acquiror into another entity, or otherwise take any action that would cause Acquiror to not be treated as the `purchasing corporation' for purposes of the Section 338(h)(10) Election. Acquiror has no plan or intent to elect to treat GlobaWet International LLC as an 'association' or take any other action that would cause GlobalNet International LLC to not be treated as 'disregarded' pursuant to Treasury Regulation ss. 301.7701-3(b)(1). Assuming the consummation of the transactions contemplated herein, including the transactions set forth in Section 1.3 the Company will be a wholly owned subsidiary of Acquiror.


       5.11 HSR Matters.

              The ultimate parent entity (as the term "ultimate parent entity" is defined in the HSR Act and its implementing regulations) of the Acquiror does not directly and indirectly hold in excess of $20,000,000 of voting securities of Titan and any entity controlled by Titan (as the term 'control' is defined in the HSR Act and its implementing regulations) and will not hold at the time of the Closing in excess of $20,000,000 of voting securities of Titan and any entity controlled by Titan.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES 6.1 Regulatory Approvals.

              (a) Each of Titan and Acquiror shall use its commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Notwithstanding anything to the contrary in this Section 6.1, neither Titan, the Company nor any of their respective Subsidiaries shall be required to take any action that could reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated herewith.


               (b) Within five (5) business days following the execution of this Agreement, the Company and Acquiror shall jointly file an application with the FCC requesting the consent of the FCC on FCC Form 214 to the transfer of control of the FCC Licenses to Acquiror (the 'Application'). The Company and Acquirer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the requested consents and approvals of the applications by the FCC; providedd however that none of the parties hereto shall have any obligation to participate in any evidentiary hearing.


        6.2 Indemnification of Officers and Directors.

               (a) Acquiror will not permit the provisions with respect to indemnification set forth in the articles of incorporation and bylaws (or similar organizational documents) of any of the Acquired Companies on the date of this Agreement to be amended, repealed, or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Closing Date were identified as prospective indemnitees under any such documents in respect of actions or omissions occurring at or prior to the Closing Date (including the transactions contemplated by this Agreement), unless such modification is required by applicable law.

               (b) From and after the Initial Closing Date or the Closing Date, as applicable, the Company shall indemnify, defend, and hold harmless the present and former officers, directors, and employees of Company (the 'Indemnified Persons') against all losses, expenses, claims, damages, liabilities, or amounts that are paid in settlement of, or otherwise in connection with, any claim, action, suit, proceeding, or investigation (an "Indemnity Claim'), based in whole or in part on the fact that such person is or was such a director, officer, or employee and arising out of actions or omissions occurring at or prior to the Closing Date, in each case to the fullest extent permitted under Nevada Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Person to the fullest extent permitted under Nevada Law, upon receipt from the Indemnified Person to whom expenses are advanced of the undertaking to repay such advances contemplated by Nevada Law), provided the Indemnified Person has met the applicable standard of conduct set forth in Section 78.751 of Nevada Law. The Acquiror and the Company shall cause each of the Company's Subsidiaries, directly or indirectly, to provide similar indemnification as set forth in this
Section 6.2 (including reimbursement rights) to such Subsidiaries' present and former officers, directors and employees to the fullest extent permissible under applicable law.

               (c) Any Indemnified Person wishing to claim indemnification under this Section 6.2, upon learning of any such Indemnity Claim, shall notify the Company (although the failure so to notify the Company shall not relieve the Company from any liability that the Company may have under this Section 6.2, except to the extent such failure prejudices the Company), and shall deliver to the Company the undertaking contemplated by Sections 78.750 and 78.751 of Nevada Law. The Company shall have the right to assume the defense thereof and the Company shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if the Company elects not to assume such defense or there is a conflict of interest between the Company and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them and the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefore are received; provided, however, that (i) the Company shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons except to the extent that local counsel, in addition to such parties' regular counsel, is required in order to effectively defend against such action or proceeding, (ii) the Indemnified Persons will cooperate in the defense of any such matter, and
(iii) the Company shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Company shall not have any obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the Indemnified Person is not entted to indemnification under applicable law, the provisions of this Section 6.2, or otherwise. No Indemnified Person shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release from all liability in respect of such claim for which such Indemnified Person would be entitled to indemnification hereunder.

               (d) This Section 6.2 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons referred to herein, and their heirs and personal representatives and shall be binding on Acquiror and the Company, and their respective successors and assigns. Notwithstanding the terms of this Section 6.2 to the contrary, nothing in this Section 6.2 supersedes, expands, or extinguishes any of the terms and obligations contained in the indemnification agreements between the Company and certain of its directors and officers.

               6.3 Additional Agreements.

               Each of Acquiror and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement;
(b) shall use its commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement; and (c) shall use its commercially reasonable efforts to lift any restraint, injunction or other legal bar to the transactions contemplated by this Agreement. The Company shall promptly deliver to Acquiror a copy of each such filing made, each such notice given and each such Consent obtained by it during the Pre-Closing Period.


        6.4 Employee Matters.

               To the extent any employee benefit plan, program, or policy of the Acquiror or the Company, or their respective affiliates is made available to any person who is an employee of the Company immediately prior to the Closing
Date: (a) service with the Company by any such employee prior to the Closing Date shall be credited for purposes of vesting in retirement plans, vacation, and severance benefits; and (b) with respect to any welfare benefit plans to which such employees may become eligible,

Acquiror shall cause such plans to waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plan maintained by the Company for its employees prior to the Closing Date.


        6.5 Disclosure Schedules.

               The inclusion of any fact or item on the Company Disclosure Schedule, Titan Disclosure Schedule or Acquiror Disclosure Schedule, as the case may be, referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents, be relevant to any other section, be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears in such schedule in which such item is referenced that such item is relevant to such other section.


        6.6 Ordinary Course of Business.

               During the Pre-Closing Period, and except as otherwise agreed to by the Acquiror in writing, the Acquired Companies shall (i) conduct their respective operations according to their ordinary and usual course of business consistent with past practice; (ii) preserve intact their business organization, contracts and properties; (iii) use commercially reasonable efforts to keep available the services of their officers and employees; and (iv) use commercially reasonable efforts to maintain satisfactory relationships with their employees, and the customers and vendors with which they do business. Without limiting the generality of the foregoing, during the Pre-Closing Period, none of the Acquired Companies shall do any of the following, except as otherwise required by this Agreement or except as otherwise agreed to by the Acquiror in writing:

               (a) amend its Articles of Incorporation or Bylaws;

               (b) authorize for issuance, issue or deliver any additional shares of any of its capital stock of any class or securities convertible into shares of its capital stock or issue or grant any right, option, warrant or other commitment for the issuance of its shares of capital stock or such securities;

               (c) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend (whether in cash, stock or property) in respect of its capital stock or redeem or otherwise acquire any of its capital stock;

               (d) (Intentionally Omitted);

               (e) sell or purchase marketable securities owned by it, if any, except in the ordinary course of business;

              (f) increase compensation and/or benefits for any of its employees, consultants or officers, except for the increases and/or bonuses in the ordinary course of business and consistent with historical adjustments;

               (g) terminate or enter into any employment or consulting contracts or any collective bargaining agreement;

               (h) sell or dispose of or encumber any of its capital assets with an aggregate value of $100,000 or more or make any capital expenditures in an aggregate amount in excess of $100,000 or enter into, renew or extend any lease of capital equipment or real estate involving payments in an aggregate amount in excess of $100,000 for the term of the lease;

               (i) create, amend, extend, renew, assume, incur or guarantee any indebtedness either involving amounts in excess of $100,000, individually or in the aggregate or not in the ordinary course of its business;

               0) enter into any contract or commitment (including employment, consulting and collective bargaining agreements) or engage in any transaction in excess of $100,000 which is not in the usual and ordinary course of its business or which is inconsistent with its past practices and which is not terminable at will upon 30 days' notice without penalty of any kind;

               (k) create any stock option or other stock based incentive plan;

               (1) acquire any other business or interest therein;

               (m) enter into, amend or terminate (other than by expiration) any material Contract to which it is a party or by which its assets are bound;

               (n) amend, supplement or otherwise alter, in any material respect, any contracts or relationships with the existing customers or vendors, except in the ordinary course of business;

               (o) commence, compromise, settle, waive, approve or permit the settlement of, any litigation, proceeding, hearing arbitration or other dispute or claim involving amounts in controversy of more than $10,000;

               (p) enter into any new agreement or engage in any new transaction with any of its stockholders, directors, officers or affiliates, or any of the stockholders, directors, officers or affiliates of any of the Company,

               (q) make any change in its accounting practices or policies;

               (r) fail to keep in full force and effect insurance covering such Acquired Company and its assets comparable in amount and scope of coverage to that which is now maintained;

               (s) fail to comply with any laws and regulations applicable to such Acquired Company, or to the conduct of its business, except to the extent that the failure to comply with such laws or regulations would not have or be reasonably expected to have a Material Adverse Effect on the Acquired Companies (taken as a whole); or

               t) enter into any contract or commitment to do any of the things described in foregoing sections of this Section 6.6.


        6.7 Tax Covenant.

               Acquiror agrees that for a period of two years from the date of the Closing, Acquiror shall not be a part of a merger, liquidation or acquisition unless Acquiror survives the transaction described hereunder; provided, however, Acquiror may be part of a merger, liquidation or acquisition transaction in which Acquiror is not the surviving entity, if Acquiror obtains a letter ruling from the Internal Revenue Service or a tax opinion is obtained from tax advisors to Acquiror in form reasonably satisfactory to Titan, that such merger, liquidation or acquisition should not invalidate the Section 338(h)(10) Election.


        6.8 Management Agreement.


               On the Initial Closing Date, Acquiror and Titan shall enter into a management agreement in substantially the form attached hereto as Exhibit E (the "Management Agreement"). The Management Agreement shall remain in effect during the remainder of the term of this Agreement and shall terminate upon termination of this Agreement or consummation of the acquisition of the Company Common Stock by Acquiror hereunder. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Titan and the Company shall not be deemed to have breached or failed to comply with any representations, warranties, covenants, or agreements with respect to the Company or this Agreement if such breach or failure is due or caused directly by any act, omission or instruction of Acquiror under or in connection with any activities or transactions by Acquiror in furtherance thereof or in connection therewith or any actions of Titan or the Company in accordance with the terms of the Management Agreement.




SECTION 7. CONDITIONS PRECEDENT


        7.1 Conditions To Each Party's Obligation.

               The respective obligations of Titan, the Company and Acquiror to effect the Initial Closing, if applicable, and the Closing and the other transactions contemplated herein are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the waiver by each party on or prior to the Initial Closing Date or the Closing Date, as applicable, of each of the following conditions:

               (a) No Order. No judgment, injunction, Order or decree of any Governmental Body shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement, and no statute, rule, regulation or executive order shall have been enacted or promulgated, in each case, that would prohibit the consummation of the transactions contemplated by this Agreement; it being understood that the parties hereto shall use their commercially reasonable efforts to have any such injunction, ruling, order, restraint or prohibition (each, a 'Restraint") lifted and to oppose any action to impose a Restraint.

               (b) Required Lender Consent. Titan shall have obtained the consent of the Required Lenders (as such term is defined in the Titan Credit Agreement) under the Titan Credit Agreement to the consummation of the transactions hereunder. All Encumbrances on the assets of the Company by any lender extending credit to Titan shall have been released to the reasonable satisfaction of Acquiror.

               (c) FCC Order. As a condition precedent to the obligation of the parties hereto to consummate the Closing, but not the initial Closing, the FCC Order shall have been issued.


7.2 Additional Conditions to Acquiror's Obligations.

               The respective obligations of Acquiror to effect the Initial Closing, if applicable, and the Closing and the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the waiver by Acquiror, on or prior to the Initial ClosingDate or the Closing Date, as applicable, of each of the following conditions:

               (a) Representations and Warranties of Titan. The representations and warranties of Titan contained in this Agreement shall be accurate in all material respects on and as of the Initial Closing Date, if applicable, and the Closing Date, except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be accurate as of such date in all material respects, and except to the extent that the failure of such representations and warranties to be true and correct shall not have had, or be reasonably expected to have a Material Adverse Effect on the Acquired Companies (taken as a whole). Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Titan to that effect.

               (b) Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects on and as of the earlier of the initial Closing Date or May 31, 2003, except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be accurate as of such date in all material respects, and except to the extent that the failure of such representations and warranties to be true and correct shall not have had, or be reasonably expected to have a Material Adverse Effect on the Acquired Companies (taken as a whole). Acquiror shall have received a certificate of the chief executive officer or chief financial officer of the Company to that effect.

               (c) Covenants and Agreements. The Company and Titan shall have performed in all material respects the Company's or Titan's as the case may be, covenants, obligations and agreements under the Agreement, except to the extent that the failure of the Company or Titan to perform such covenants, obligations and agreements shall not have had, or be reasonably expected to have a Material Adverse Effect on the Acquired Companies (taken as a whole). Acquiror shall have received a certificate of the chief executive officer or chief financial officer of the Company and Titan to that effect.

               (d) Jlntentionallv Omittedl

               (e) Closing Deliveries. Acquiror shall have received each of the documents or items required to be delivered to Acquiror pursuant to Sections 8.2 and .33.

               (f) Audited 2002 Financial Statements. The Company shall have delivered to Acquiror the Company's audited consolidated balance sheet of the Acquired Companies as of December 31, 2002, and the related consolidated statement of operations, changes in stockholder's equity, and cash flows for the period from March 22, 2002 (the date of acquisition by Titan) through December 31, 2002 (the "Audited 2002 Financial Statements"), together with a report thereon by KPMG LLP, and the financial condition and results of operations for the Acquired Companies on a consolidated basis shall not vary materially from the Company Unaudited 2002 Financial Statements (subject to the matters set forth in Section 3.4 of the Company Disclosure Schedule) and the Audited 2002 Financial Statements shall not be qualified by KPMG LLP, other than a `going concern' qualification of the Company. Titan and the Company shall use commercially reasonable efforts to deliver the Audited 2002 Financial Statements to Acquiror on or before May 31, 2003.

        7.3 Additional Conditions to the Company's and Titan's Obligations.

               The obligations of the Company and Titan to effect the Initial Closing, if applicable, and the Closing and the other transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the waiver by the Company and Titan, on or prior to the Initial Closing Date or the Closing Date, as applicable, of each of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Acquiror contained in this Agreement shall be accurate in all material respects on and as of the Initial Closing Date, if applicable, and the Closing Date; except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be accurate as of such date in all material respects, and except to the extent that the failure of such representations and warranties to be true and correct shall not have had, or be reasonably expected to have a Material Adverse Effect on Acquiror's ability to consummate the transactions contemplated hereby. The Company and Titan shall have received a certificate of the chief executive officer or chief financial officer of Acquiror to that effect.

               (b) Covenants and Agreements. Acquiror shall have performed in all material respects its covenants, obligations or agreements under this Agreement, except to the extent that the failure of Acquiror to perform such covenants, obligations and agreements shall not have had, or reasonably be expected to have, a Material Adverse Effect on Acquiror's ability to consummate the transactions contemplated hereby. The Company and Titan shall have received a certificate of the chief executive officer or chief financial officer of Acquiror to that effect.

               (c) Closing Deliveries. The Company and Titan shall have received each of the documents or items required to be delivered to the Company and Titan pursuant to Section 8.4.


 SECTION 8. CLOSING


        8.1 Closing of Sale and Purchase.

               (a) Initial Closing. Subject to the terms and conditions of this Agreement, the initial closing of this Agreement (the Initial Closing') will take place within one (1) business day after June 30, 2003 or an earlier date agreed to in writing
 o the parties (the "Initial Closing Date'), if (i) the FCC Order shall not have been granted and the Closing shall not have been consummated as of June 30, 2003, and (ii) the conditions set forth in Section 7 (other than Section 7.1(cll of this Agreement, shall have been satisfied, or if permissible, waived. The Initial Closing will take place at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, o 22102, unless another date or place is agreed to in writing by the parties.

               (b) Closing. Subject to the terms and conditions of this Agreement, the closing of this Agreement (the 'Closing") will take place at Titan's election on the second (2'") business day after the satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in
Section 7 of this Agreement (the "Closing Date'), at the offices of Hogan & Hartson L.L.P.,
8300 Greensboro Drive, Suite 1100, McLean,
 o 22102, unless another date or place is agreed to in writing by the parties; provided, however, that the Closing shall not occur prior to one (1) business day after June 30, 2003, unless another date is agreed to in writing by the parties.


        8.2 Deliveries by Titan.

               At the Initial Closing, if applicable, and the Closing, Titan shall deliver to the Acquiror the following:

               (a) a certificate representing the shares of Company Common Stock being sold to Acquiror pursuant to Section 1.1. duly endorsed in blank or with duly executed stock powers attached (only with respect to the Closing);

               (b) an executed Assignment and Assumption Agreement in the form attached hereto as Exhibit F;

               (c) the certificates required by Section 7.2(al and 7.2(c) and

               (d) such other documents as Acquiror may reasonably request. 8.3 Deliveries by Company.

               At the Initial Closing, if applicable, and the Closing, the Company shall deliver to Acquiror the following:

               (a) a certified copy of the resolutions adopted by the Boar. Directors of the Company authorizing the transactions contemplated by this Agreement;

               (b) the certificate required by Section 7.2(b)and 7.2(cl:

               (c) certificates of incumbency and specimen signatures of the signatory officers of Company;

               (d) good standing certificate of the Company as of a date not more than five days prior to the Initial Closing Date, if applicable, or the Closing Date issued by the Secretary of State of Nevada;

               (e) the articles of incorporation, bylaws, minute books and stock books of Company and all other books and records reasonably requested by Acquiror; and

               (f) such other documents as Acquiror may reasonably request. 8.4 Deliveries by Acquiror. At the Initial Closing, if applicable, and the Closing, Acquiror shall deliver the following:

               (a) by wire transfer to Titan the Transaction Expenses in the amount and manner in Section 1.4

               (b) the Release;

               (c) an executed copy of the Assignment and Assumption Agreement in the form attached hereto as Exhibit F;

               (d) the certificates required by Section 7.3(a) and 7.3(b):

               (e) a certified copy of the resolutions adopted by the Board of Directors of Acquiror authorizing the transactions contemplated by this Agreement;

               (f) certificates of incumbency and specimen signatures of the signatory officers of Acquiror;

               (g) good standing certificate of Acquiror as of a date not more than five days prior to the Initial Closing Date, if applicable, or the Closing Date issued by the Secretary of State of the State of Florida;

               (h) the certificate of incorporation and bylaws of Acquiror certified by the Secretary of Acquiror as being correct and complete; and

               (i) such other documents as the Company or Titan may reasonably request.

SECTION 9. TERMINATION


        9.1 Termination.

               This Agreement may be terminated prior to the Closing Date:

               (a) by mutual written consent of Acquiror, the Company and Titan;

               (b) by Acquiror on the one hand, or the Company and Titan, on the other hand, if the Closing shall not have been consummated by August 31, 2003 (the "Termination Date') (unless the failure to consummate the transactions contemplated hereunder is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Termination Date);

               (c) by Acquiror on the one hand, or the Company and Titan, en the other hand, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable injunction, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting, the transactions contemplated hereunder; provided, however, that the issuance of such final nonappealable injunction shall not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 9.1(c);

               (d) by Acquiror, on the one hand, or the Company and Titan, on the other hand, in accordance with the terms and conditions of Section 10

               (e) by Acquiror, if the Company delivers the 2002 Audited Financial Statements pursuant to Section 7.2(0, and within three (3) business days of the delivery of the 2002 Audited Financial Statements to Acquiror, Acquiror provides a good faith notice to Titan in writing that the Company has failed to satisfy the condition set forth in Section 7.2(fl; provided, however, if Acquiror fails to provide such notice the Company and Titan shall be deemed to have satisfied Section 7.2(k or

               (f) by Titan or the Company, if Titan or the Company has entered into a bona fide agreement with an unrelated third party to sell the capital stock of the Company or the assets of the Company, it being understood that the terms and conditions of such agreement shall be determined by Titan and the Company in their sole discretion, including entering into terms or conditions which may be more or less favorable to Titan or the Company than the terms or conditions of this Agreement.


       9.2 Effect of Termination.

               (a) In the event this Agreement is terminated as provided in Sections 9.1(a), 9.1fb1, 9.1 c 9.1(el or 9.1(fl, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder provided, however that the obligations of Acquirer, the
                                       28

Company and Titan set forth in the Proprietary Information Agreement, and
Section 9.3 (which relates to payment of certain expenses), shall survive such termination and _ --the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).

               (b) In the event this Agreement is terminated as provided in
Section 9.1(d), this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; providedd however, that the obligations of Acquiror, the Company and Titan set forth in the Proprietary Information Agreement, Section 10 (which relates to remedies) and Section 9.3 (which relates to payment of certain expenses), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including without limitation, specific performance).


        9.3 Transaction Expenses.

               (a) In the event the transactions contemplated hereunder are consummated, Acquiror agrees to reimburse Titan at Closing all fees and expenses incurred by Titan in connection with the consummation of the transactions contemplated by this Agreement up to One Million Dollars ($1,000,000), including, the portion of any retention bonuses which are due at or prior to Closing (the "Transaction Expenses"). In the event the transactions contemplated hereunder are not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

               (b) Notwithstanding anything in this Section 9.3 to the contrary,
(a) Acquiror shall pay all fees and expenses, and (b) Acquiror shall pay all sales, use, documentary, stamp, gross receipts, legislation, transfer, conveyance, excise, recording, license and other similar Taxes or fees ('Transfer Taxes"), if any, applicable to, imposed upon or arising out of the transactions contemplated hereby whether now in effect or hereafter adopted and regardless of which party such Transfer Tax is imposed. Each party agrees to cooperate with such other party in the timely completion, execution and filing of any documentation required by any (or all) or state Governmental Entity in connection with the Transfer Taxes.


SECTION 10. DEFAULT; REMEDIES

        10.1 Default by Acquiror.

               If Acquiror shall default in the performance of its obligations under this Agreement, or if, as a result of Acquiror's action or failure to act, the conditions precedent to Company's or Titan's obligation to close specified in Section 7.3 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that the Company or Titan shall not then be in material default in the performance of the Company's or Titan's obligations hereunder, the Company or Titan shall be entitled, by written notice to Acquiror to terminate this Agreement and to (a)

Comment We are not be obligated to reimburse to pay Titan for any expenses unless there is an actual Closing. Comment: If a transaction expense cannot be identified by the Closing Date, we will not reimburse for it. We also want to attach a schedule with the estimated expenses by category. receive the payment of Four Hundred Thousand Dollars ($400,000) as full and liquidated damages pursuant to this Agreement, or (b) to pursue any other remedies the Company or Titan has at law or in equity or otherwise; providedd however. Acquiror shall have a period of ten (10) business days after receipt of the Company's or Titan's written termination notice to cure any such default and if Acquiror cures such default within such ten (10) business day period, the Company or Titan shall have no right to terminate this Agreement based on such default; provided, further however that Acquiror shall have no right to such ten (10) business day cure period with respect to any breach by Acquiror of its obligation to consummate the Initial Closing on the Initial Closing Date or the Closing on the Closing Date, as applicable.


        10.2 Default by Company or Titan.

               If Company or Titan shall default in the performance of the Company's or Titan's obligations under this Agreement, or if, as a result of the Company's or Titan's action or failure to act, the conditions precedent to Acquiror's obligation to close specified in Section 7.2 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Acquiror shall not then be in default in the performance of Acquiror's obligations hereunder, Acquiror shall be entitled, by written notice to Company and Titan, to terminate this Agreement and to pursue any other remedies Acquiror has at law or in equity or otherwise, provided. however Company and Titan shall have a period of ten (10) business days after receipt of Acquiror's written termination notice to cure any such default and if Company or Titan cures such default within such ten (10) business day period, Acquiror shall have no right to terminate this Agreement based on such default.


        10.3 Specific Performance.

               Acquiror, the Company and Titan agree that irreparable harm would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to respectful performance of the terms hereof, in addition to any other remedy at law or in equity.


        10.4 Liquidated Damages.

               The parties hereto have provided for the amount of the liquidated damages as a remedy for Titan after having considered carefully the anticipated and actual harms and losses that would be incurred if Acquiror default and thus fail to perform their obligations under this Agreement, the difficulty of ascertaining at this time the actual amount of damages, special and general, that Titan will suffer in such event, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy in such event. In any situation hereunder pursuant to which the liquidated damages shall be payable to Titan, Acquiror agrees to waive any defense that there is an alternative adequate remedy available to Titan and/or that payment of the liquidated damages to Titan would constitute a penalty.

SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
            CERTAIN REMEDIES

        11.1 Representations and Warranties.

               The representations and warranties contained in Sections 4 and 5 of this Agreement shall continue until the Closing and thereafter shall survive the Closing until the applicable statute of limitations or in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, any representation or warranty which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive solely with respect to such claim until the final resolution thereof. None of the representations or warranties contained in Section 3 of this Agreement shall survive the Closing Date. Unless a specified period for performance is set forth in this Agreement (in which case such specified period will control), the covenants and agreements in this Agreement will survive the Initial Closing, if applicable, and the Closing and remain in effect indefinitely.


        11.2 Indemnification by Titan.

               Anything in this Agreement to the contrary notwithstanding, Titan hereby agrees, subject to Section 6.8 and 11.5, to indemnify, defend and hold Acquiror harmless against all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements (`Losses") resulting from, imposed upon or incurred by Acquiror, as a result of any inaccuracy or breach of a representation or warranty set forth in Section 4, or any nonfulfillment of any covenant of Titan subject to the limitations set forth in Sections 6.8 and 11.5. Notwithstanding anything in this Agreement to the contrary, Titan shall not be liable for any representation or warranties of the Company or any nonfulfillment of any covenant of the Company.


        11.3 Indemnification by Acquiror.

               Anything in this Agreement to the contrary notwithstanding, Acquiror hereby agrees to indemnify, defend and hold Titan harmless against all Losses resulting from, imposed upon or incurred by Titan, as a result of any inaccuracy or breach of a representation or warranty, set forth in Section 5, or any nonfulfillment of any covenant of Acquiror subject to the limitations set forth in Section 11.5; provided, however, Acquiror's obligations to deliver the Release and the Transaction Expenses shall not be subject to any limitation whatsoever.


        11.4 Procedure for Indemnification.

               In the event, from time to time, any party (the "Claimant") determines that it has suffered a Loss for which indemnification is available pursuant to this Section 11, the following procedure shall be followed:

               (a) The Claimant shall give written notice of any such claim (a Yaas Notice") to the party from which the indemnification is claimed (the 'Indemnifying Party') specifying in reasonable detail the amount of the claimed Loss (the "Las Amount").

               (b) Within twenty (20) days after delivery of a Loss Notice, the Indemnifying Party shall provide to the Claimant, a written response (a 'Respe e Notice") in which the Indemnifying Party will (i) agree that indemnification of the full Loss Amount is appropriate, (ii) agree that indemnification in an amount equal to part, but not all, of the Loss Amount (the 'Agreed Amount") may be made or (iii) contest making any indemnification hereunder. The Indemnifying Party may contest any indemnification hereunder upon a good faith belief that all or such portion of such Losses do not constitute a Loss for which the Claimant is entitled to indemnification under this letter agreement. If no Response Notice is delivered by the Indemnifying Party within such ten (10) day period, the Indemnifying Party shall be deemed to have agreed that indemnification of the full Loss Amount is appropriate.

               (c) If the Indemnifying Party in the Response Notice agrees (or is deemed to have agreed pursuant to clause (ii) above) that indemnification in an amount equal to the Loss Amount is appropriate, then the Indemnifying Party shall pay the Loss Amount within three (3) business days of the Response Notice_

               (d) If the Indemnifying Party in the Response Notice contests all or any part of the Loss Amount (the 'Contested Amount"), the Claimant and the Indemnifying Party shall negotiate in good faith to resolve any such dispute. If any such dispute involving claims of less than $1,000,000 cannot be resolved within thirty (30) days after the receipt by Claimant of the Response Notice, the Claimant and the Indemnifying Party shall submit the matter to the Washington, D.C. office of the American Arbitration Association ('AAA") for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Claimant and the Indemnifying Party will furnish to AAA such work papers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter, (B) the determination by AAA, as set forth in a notice delivered to the Claimant and the Indemnifying Party by AAA, will be binding and conclusive on such parties.

               (e) In connection with any such commercial arbitration, the following rules also shall apply: (A) any party shall have the right to have counsel represent such party at the arbitration hearing and in pre-arbitration proceedings; (B) all parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure; (C) the arbitrator(s) shall have the authority to resolve any discovery disputes and to invoke an action to cease further discovery; (D) each party to any arbitration proceeding shall have the right to a written transcript made of the arbitration proceedings; (E) each party shall have the right to file post-arbitration briefs, which shall be considered by the arbitrator(s); and (F) each party shall bear its own costs and expenses and attorney's fees in connection with such arbitration.

               (f) In the event of any disputes involving claims of $1,000,000 or more, either party shall have the right to bring such action in any state or federal court of competent jurisdiction.

               (g) The exercise of any such right by any Claimant in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of reimbursement will constitute an election of remedies or limit any Claimant in any manner in the enforcement of any other remedies available to any Claimant except as otherwise expressly set forth in this Agreement.

        11.5 Limitations on Indemnification.

               Anything in the foregoing provisions to the contrary notwithstanding, Titan shall not be liable for any amounts under Section 11.2 hereof unless and until the aggregate amount of Losses suffered by the Acquiror from all claims for indemnification exceed Two Hundred Fifty Thousand Dollars ($250,000) (the 'Basket Amount"), in which case Titan shall be liable for the full amount of Losses suffered by the Acquiror Indemnified Persons, including the first Two Hundred Fifty Thousand Dollars ($250,000). Anything in the foregoing provisions to the contrary notwithstanding, Acquiror shall not be liable for any amounts under Section 11.3 hereof unless and until the aggregate amount of Losses suffered by Titan from all claims for indemnification the Basket Amount, in which case Acquiror shall be liable for the full amount of Losses suffered by Titan, including the first Two Hundred Fifty Thousand Dollars ($250,000).


        11.6. Third Party Claims.

               The obligations and liabilities of Titan or Acquiror with respect to their indemnities pursuant to this letter agreement, resulting from any claim or other assertion of liability by any third party (`Third Party Claim') shall be subject to the following terms and conditions:

               (a) The Claimant must give the Indemnifying Party, notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Claimant and which may give rise to liability of the Indemnifying Party pursuant to this letter agreement, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Claimant hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

               (b) Subject to Section 11.6(c), below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

               (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the (3aimant of any such Third Party Claim, the Indemnifying Party shall fail to undertake Is defend such Third Party Claim, or (iii) there is a reasonable probability that such Tifad Party Claim may materially and adversely affect the Claimant other than as a resul of money damages or other money payments, then the Claimant (upon further'ritten notice to the Indemnifying Party) shall have the right to undertake the defense; compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Claimant undertakes the defense offa Third Party Claim under this Section 11.6, the Indemnifying Party shall pay to the t3aimant, in addition to the other sums required to be paid hereunder, the reasonable mats and expenses incurred by the Claimant in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

               (d) Anything in this Section 11.6 to the contrary notwithstanding, neither the Claimant nor the Indemnifying Party shall, without the other pa rtJ written consent (which consent shall not be unreasonably withheld or delayc4, settle or compromise such Third Party Claim or consent to entry of any judgment ch does not include as an unconditional term thereof the giving by the claimant oc the plaintiff to the Claimant of a release from all liability in respect of such Third Pkrty Claim in form and substance satisfactory to the Claimant. In all cases where such release is granted, if a firm written offer is made to settle any Third Party Claim, and the Indemnifying Party proposes to accept such settlement and the Claimant refuses to consent to such settlement then (i) the Indemnifying Party shall be excused from and the Claimant shall be solely responsible for all further defense of such Third Party Claim; (ii) the maximum liability of the Indemnifying Party relating to such Thkd Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the Claimant on such Third Party Claim is greater than the amount of the proposed settlement; and (iii) the Claimant shall pay all attorney's fees and legal costs and expenses incurred after rejection of such settlement by the Claimant but if the amount thereafter recovered by such Third Party from the Claimant is lessthan the amount of the proposed settlement, the Claimant shall be reimbursed by the Indemnifying Party for such attorney's fees and legal costs and expenses up to the maximum amount equal to the difference between the amount recovered by such Third Party and the amount of the proposed settlement.

        11.7. No Recourse Against Titan for Obligations of the Company.

               Acquiror hereby irrevocably waives any and all right to recourse against Titan with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Company in this Agreement or any other agreements and documents executed or to be executed by the parties thereto in order to consummate the transactions contemplated by this Agreement.

SECTION 12. MISCELLANEOUS PROVISIONS 12.1 Amendment.

               No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.


        12.2 Waiver.

               (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.


        12.3 Entire Agreement; Counterparts.

               This Agreement and the other agreements, instruments and documents described herein constitute the entire agreement among the parties hereto, and all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof are no force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.


        12.4 Applicable Law; Jurisdiction.

               This Agreement shall be governed by, and construed in accordance with, the (internal procedural and substantive) laws of the State of New York, applicable to agreements and instruments executed and delivered wholly within such state and without regard to such state's principles of conflicts of laws. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of any state court of competent jurisdiction located in the Borough of Manhattan, City of New York or any United States District Court located in the Borough of Manhattan, City of New York, and the applicable courts of appeals therefrom; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Borough of Manhattan, City of New York; (c) each of the parties irrevocably waives the right to trial by jury; and
(d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.8.


        12.5 Attorneys' Fees.

               In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        12.6 Assignability; Third Party Beneficiaries.

              This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however.. neither this Agreement nor any of the Acquiror's rights hereunder may be assigned by the Acquiror without the prior written consent of Titan. Acquiror shall not permit any of its capital stock to be transferred, if such transfer will conflict with or violate the HSR Act or other provisions of this Agreement. Any other attempted assignment of this Agreement or any of such rights by Acquiror without such consent shall be void and of no effect. Except as provided in Section 6.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


        12.7 Notices.

              Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when actually delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); provided, however, that a written notice delivered via facsimile shall be deemed delivered only if at the time of, or shortly after, such facsimile transmission the party giving the notice confirms by telephone the actual receipt by the other party of such facsimile transmission:


                                       36
        (a) If to Acquiror.

          GlobalNet Systems, Inc.
          Sea Orchard
          Elms Avenue-Poole
          Dorsett BH14 8EE
          United Kingdom
          Facsimile No._______________
          Attention: David Phipps, Managing Director

   with a copy to (which shall not constitute notice hereunder), to:

          Oscar de la Guardia, Esq.
          SunTrust International Center
          One Southeast 3"a Avenue, Suite 1820
          Miami, Florida 33131
          Telephone No. (305) 495-3380
          Facsimile No. (305) 402-7758



   (b) If to Titan or Company:


          The Titan Corporation
          3033 Science Park Road
          San Diego, California 92121
          Facsimile No. (858) 552-9759
          Attention: Nicholas J. Costanza, Esq.

  with a copy to (which shall not constitute notice hereunder), to:

          Hogan & Hartson L.L.P.
          8300 Greensboro Drive
          Suite 1100
          McLean, Virginia 22102
          Facsimile No. (703) 610-6200
          Attention: Richard K. A. Becker, Esq.
                     Robert A. Welp, Esq.


        12.8 Cooperation.

               The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

        12.9 Construction.

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words 'include' and `including,' and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words `without limitation.'

               (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits' are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

               (e) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by comparable successor statutes.

               (f) The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the intended meaning or interpretation of this Agreement.
             [The remainder of this page intentionally left blank.]

                 IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.





                             GLOBALNET SYSTEMS, INC.




          [GRAPHIC OMITTED][GRAPHIC OMITTED]
By:_______________________________________
     Name: Oscar de la Guardia Title:       President


GLOBALNET, INC.




By:
     Name: Title:


THE TITAN CORPORATION




By:_______________________________________
     Name: Title:













                              In WITNESS WHEREOF, the parties have caused this
              Stock Purchase Agreement to be executed as of the date first above written.




               GLOBALNET SYSTEMS, INC.

               By:________________________
                    Name:
                    Title:



               GLOBALNET SYSTEMS, INC

               By:________________________
                    Name:
                    Title:


               THE TITAN CORPORATION

               By:_________________________
                    Name:
                    Title:

IN WITNESS WHEREOF, the parties have caused this Stock Purchase
Agreement to be executed as of the date first above written.




                                  GLOBALNET SYSTEMS, INC.


                                  By:
                                     ---------------------------------------
                                     Name:
                                     Title:


                                  GLOBALNET,  INC.



                                  By:
                                     ---------------------------------------
                                     Name:
                                     Title:


                                       THE TITAN CORPORATION



                                  By:
                                     --------------------------------------
                                     Name:
                                     Title:

                                LIST OF EXHIBITS


EXHIBIT A - CERTAIN DEFINITIONS
EXHIBIT B - OUTSTANDING OBLIGATIONS OF TITAN TO BE RELEASED
EXHIBIT C - PROPRIETARY INFORMATION AGREEMENT
EXHIBIT D - MANAGEMENT AGREEMENT
EXHIBIT E - ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


               For purposes of the Agreement (including this Exhibit A):


               "AAA" is defined in Section 11.4 to this Agreement.


               "Acquired Company(ies)" is defined in Section 3.1 to this Agreement.


               "Acquired Company Contract" shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.


               "Acquiror" is defined in the Preamble to this Agreement.


               "Acquiror Disclosure Schedule" is defined in Section 5 to this Agreement.


               "Agreed Amount" is defined in Section 11.4 to this Agreement.


               "Agreement" is defined in the Preamble to this Agreement.


               "Allocation" is defined in Section 2.3 to this Agreement.


               "Application" is defined in Section 6.1(b) to this Agreement.


               "Arbitrator" is defined in Section 1.7 to this Agreement.


               "Assignment Agreement" is defined in Section 8.2(c) to this Agreement.


               "Audited 2002 Financial Statements" is defined in Section 7.2(f) to this Agreement.


               "Basket Amount" is defined in Section 11.5 to this Agreement.


               "Claimant" is defined in Section 11.4 to this Agreement.


               "Closing" is defined in Section 8.1 to this Agreement.


               "Closing Date" is defined in Section 8.1 to this Agreement.


               "Code" shall mean the Internal Revenue Code of 1986, as amended.


               "COFETEL" shall mean the Federal Communications Commission of the Republic of Mexico ("Comision Federal de Telecomunicaciones de Mexico").

               "Company" is defined in the Preamble to this Agreement.


               "Company Balance Sheet" is defined in Section 3.4 to this Agreement.


               "Company Benefit Plans" is defined in Section 3.11 to this Agreement.


               "Company Common Stock" is defined in the Recitals to this Agreement.


               "Company Creditor" is defined in Section 1.5 to this Agreement.


               "Company Disclosure Schedule" is defined in Section 3 to this Agreement.


               "Company Financial Statements" is defined in Section 3.4 to this Agreement.


               "Company Indebtedness" is defined in the Recitals to this Agreement.


               "Company Material Contract" is defined in Section 3.7(a) to this Agreement.


               "Company Stock Rights" is defined in Section 3.3(b) to this Agreement.


               "Company Unaudited 2002 Financial Statements" is defined in
Section 3.4 to this Agreement.


               "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including Governmental Authorization).


               "Contested Amount" is defined in Section 11.4 to this Agreement.


               "Contract" shall mean any written contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.


               "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).


               "Environmental Law" is defined in Section 3.12(b)(i) to this Agreement.


               "ERISA" is defined in Section 3.11(a) to this Agreement.


               "FCC" means the Federal Communications Commission.

               "FCC Licenses" means all licenses, permits or authorizations issued by or pending before the FCC for use in the operation of the Company, together with any and all renewals, extensions and modifications thereof.


               "FCC Order" shall mean that the FCC (including the Media Bureau pursuant to delegated authority) has granted or given its consent, without any condition materially adverse to the Company or Acquiror, to the transfer of control of the FCC Licenses from the Company to Acquiror.


               "GAAP" is defined in Section 3.4 to this Agreement.


               "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.


               "Governmental Body" shall mean any U.S.: (a) state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local or municipal government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).


               "Hazardous Materials" is defined in Section 3.12(b)(ii) to this Agreement.


               "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.


               "Indemnified Person" is defined in Section 6.2(b) to this Agreement.


               "Indemnity Claim" is defined in Section 6.2(b) to this Agreement.


               "Initial Closing" is defined in Section 8.1(a) to this Agreement.


               "Initial Closing Date" is defined in Section 8.1(a) to this Agreement.


               "Initial Closing Assumed Liabilities" is defined in Section1.6 to this Agreement.


               "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.


               "Legal Requirement" shall mean any federal, state, local, municipal, law, statute, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law or export control law.


               "Losses" is defined in Section 11.2 to this Agreement.


               "Loss Amount" is defined in Section 11.4 to this Agreement.


               "Loss Notice" is defined in Section 11.4 to this Agreement.


               "Management Agreement" is defined in Section 6.8 to this Agreement.


               "Material Adverse Effect" means with respect to any Person, a material adverse effect on the business, operations or assets of the referent Person and its subsidiaries taken as a whole except for any material adverse affect resulting from (w) the economy or financial markets in general, (x) in general to the industries in which the referent Person operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect on (relative to most other industry participants)) such referent Person, (y) the announcement of this Agreement and the transactions contemplated hereby and the performance by the parties of their respective obligations hereunder or (z) any changes, or the announcement by COFETEL of impending changes, to the rules or regulations adopted by COFETEL and any changes in the business of such Person as a result thereof.


               "Net Cash Deficit" is defined in Section 1.6 to this Agreement.


               "Nevada Law" shall mean the Nevada General Corporate Law.


               "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.


               "Person" shall mean any individual, Entity or Governmental Body.


               "Pre-Closing Period" is defined in Section 2.1 to this Agreement.


               "Proprietary Asset" means (a) all inventions (whether patentable or not), patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, domain names, logos, trade names, and corporate names, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all registered and unregistered copyrights and all applications, registrations, and renewals in connection therewith, and (d) all trade secrets and confidential business information.

               "Proprietary Information Agreement" is defined in Section 2.1 to this Agreement.

                                  Exhibit A-4

               "Release" is defined in Section 1.2 to this Agreement.


               "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors, consultants and representatives.


               "Response Notice" is defined in Section 11.4 to this Agreement.


               "Restraint" is defined in Section 7.1(a) to this Agreement.


               "Section 338(h)(10) Election" is defined in Section 2.3 to this Agreement.

               A "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (a) owns, directly or indirectly fifty percent (50%) or more of the capital stock, partnership interests or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture of other legal entity; or (b) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).


               "Subsidiary Conversion" shall mean the conversion of GlobalNet International, Inc., a Delaware corporation, to GlobalNet International LLC, a Delaware limited liability company, pursuant to the certificate of conversion filed on April 15, 2003 with the Secretary of State of the State of Delaware.


               "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.


               "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.


               "Termination Date" is defined in Section 9.1(b) to this Agreement.


               "Third Party Claim" is defined in Section 11.6 to this Agreement.


               "Titan Credit Agreement" shall mean that certain Amended and Restated Senior Secured Credit Agreement, dated as of February 13, 2002, among Titan, as the Borrower, various financial institutions from time to time parties thereto,

                                  Exhibit A-5
as Lenders, Credit Suisse First Boston, as Lead Arranger and as Administration Agent for the Lenders, First Union Securities, Inc., as Co-Arranger and as Syndication Agent, and The Bank of Nova Scotia, as the Document Agent, as may be further amended from time to time.


               "Titan Guarantees" is defined in Section 1.2 to this Agreement.


               "Titan Disclosure Schedule" is defined in Section 4 to this Agreement.


               "Transaction Expenses" is defined in Section 9.3 to this Agreement.


               "Transfer Taxes" is defined in Section 9.3 to this Agreement.


               "VEBA" is defined in Section 3.11(f) to this Agreement.


                                   Exhibit A-6

                                    EXHIBIT B

               OUTSTANDING OBLIGATIONS OF TITAN TO BE RELEASED


MCI Worldcom Communications and General Electric Capital Corporation, Inc. The Release shall be for an amount up to $11 million in the aggregate.

                                    EXHIBIT C


               PROPRIETARY INFORMATION AGREEMENT

                                    EXHIBIT D

                              MANAGEMENT AGREEMENT

                                    EXHIBIT E


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


  TABLE OF CONTENTS

                                                                                                   Page

    SECTION    1.  SALE AND PURCHASE OF STOCK                                                        1
      1.1      Sale and Purchase of Stock............................................................1
      1.2      Release of Guarantees.................................................................2
      1.3      Transfer and Contribution of Company Indebtedness.....................................2
      1.4      Delivery of Release and Transaction Expenses..........................................2
      1.5      Terms of the Release..................................................................2
      1.6      Net Cash Deficit......................................................................3
    SECTION    2. ADDITIONAL UNDERTAKINGS AND COVENANTS..............................................3
      2.1      Access and Investigation..............................................................3
      2.2      Public Announcement...................................................................4
      2.3      Section 338(h)(10) Election...........................................................4
      2.4      Exclusivity...........................................................................4
    SECTION    3. REPRESENTATIONS AND WARRANTIES OF COMPANY..........................................5
      3.1      Due Organization; Subsidiaries........................................................5
      3.2      Authority; Binding Nature of Agreement................................................5
      3.3      Capitalization........................................................................6
      3.4      Financial Statements..................................................................7
      3.5      Absence of Changes....................................................................7
      3.6      Proprietary Assets....................................................................9
      3.7      Contracts.............................................................................9
      3.8      Liabilities...........................................................................10
      3.9      Compliance with Legal Requirements....................................................11
      3.10     Tax Matters...........................................................................11
      3.11     Benefit Plans.........................................................................12
      3.12     Environmental Matters.................................................................13
      3.13     Legal Proceedings; Orders.............................................................14
      3.14     Non-Contravention; Consents...........................................................14
      3.15     Financial Advisor.....................................................................14
    SECTION    4. REPRESENTATIONS AND WARRANTIES OF titan 14 4.1 Title to Common Stock...............15
      4.2      Authority; Binding Nature of Agreement................................................15
      4.3      Non-Contravention; Consents...........................................................15
    SECTION    5. REPRESENTATIONS AND WARRANTIES OF ACQUIROR.........................................15
      5.1      Due Organization; Subsidiaries........................................................16
      5.2      Authority; Binding Nature of Agreement................................................16
      5.3      Non-Contravention; Consents...........................................................16
      5.4      Compliance with Legal Requirements....................................................16
      5.5      Governmental Authorizations...........................................................17
      5.6      No Outside Reliance...................................................................17
      5.7      Interpretation of Certain Provisions..................................................17
      5.8      Availability of Funds.................................................................17
      5.9      Financial Advisor.....................................................................18
      5.10     Tax Matters...........................................................................18
      5.11     HSR Matters...........................................................................18
    SECTION    6. ADDITIONAL COVENANTS OF THE PARTIES................................................18
      6.1      Regulatory Approvals..................................................................18
      6.2      Indemnification of Officers and Directors.............................................19
      6.4      Employee Matters......................................................................20
      6.5      Disclosure Schedules..................................................................21
      6.6      Ordinary Course of Business...........................................................21
      6.7      Tax Covenant..........................................................................23
      6.8      Management Agreement..................................................................23
    SECTION    7. CONDITIONS PRECEDENT 23 7.1 Conditions To Each Party's Obligation..................23
      7.2      Additional Conditions to Acquiror's Obligations.......................................24
      7.3      Additional Conditions to the Company's and Titan's Obligations........................25
    SECTION    8. CLOSING 26 8.1 Closing of Sale and Purchase........................................26
      8.2      Deliveries by Titan...................................................................26
      8.3      Deliveries by Company.................................................................26
      8.4      Deliveries by Acquiror................................................................27
    SECTION    9. TERMINATION........................................................................28
      9.1      Termination...........................................................................28
      9.2      Effect of Termination.................................................................28
      9.3      Transaction Expenses..................................................................29
    SECTION    10. DEFAULT; REMEDIES.................................................................29
     10.1      Default by Acquiror...................................................................29
     10.2      Default by Company or Titan...........................................................30
     10.3      Specific Performance..................................................................30
     10.4      Liquidated Damages....................................................................30
    SECTION    11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES.....31
     11.1      Representations and Warranties........................................................31
     11.2      Indemnification by Titan. 31 11.3 Indemnification by Acquiror.........................31
     11.4      Procedure for Indemnification.........................................................31
     11.5      Limitations on Indemnification........................................................33
     11.6.     Third Party Claims. 33 SECTION 12. MISCELLANEOUS PROVISIONS...........................35
     12.1      Amendment.............................................................................35
     12.2      Waiver................................................................................35
     12.3      Entire Agreement; Counterparts........................................................35
     12.4      Applicable Law; Jurisdiction..........................................................35
     12.5      Attorneys'Fees........................................................................36
     12.6      Assignability; Third Party Beneficiaries..............................................36
     12.7      Notices...............................................................................36
     12.8      Cooperation...........................................................................37
     12.9      Construction..........................................................................38
